Exhibit 99.1

MEDIA CONTACT:
Mike LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
mlavelle@analysts.com	bartkowski@bluefirepartners.com

Analysts International Sets Conference Call to Discuss

2004 Second Quarter Results

Company Guides Earnings Higher and Will Be at High End of Revenue Guidance

MINNEAPOLIS – July 19, 2004 – Analysts International (Nasdaq: ANLY) announced today that it has scheduled a conference call to discuss the results of its second quarter on Tuesday, July 27, 2004 at 9:30 am CDT. The Company expects to release the results of the quarter at 6:30 am CDT that day.

Company management noted that they now expect revenues for the quarter to be at the high end of current expectations, in a range of $85 to $87 million, and earnings per share to be slightly above the Company’s earlier guidance of $0.01 to $0.02.  In 2003, for the comparable quarter, the Company reported $82.6 million in revenue and a net loss of $0.01 per share.

To participate in the conference call, interested parties are invited to dial 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader Mike LaVelle, or visit the Company’s web site at www.analysts.com to link to a live Webcast. A replay of the call will be available on the Company’s Website.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business for 37 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. Analysts International offers innovative and flexible approaches that are tailored to each client’s unique business environment. The company’s strategic partnerships with best-in-class IT organizations allow access to a wide range of expertise, resources and expansive geographical reach.  For more information, visit http://www.analysts.com.

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